Microbot Medical Enters into Agreement to Acquire Novel Technology to Enhance Existing Technology Platforms and Strengthen Patent Portfolio

Hingham, MA – January 8, 2018 – Microbot Medical Inc. (NASDAQ CM: MBOT), a medical device company specializing in the design and development of transformational micro-robotic medical technologies, today announced that it entered into an agreement to acquire a novel patent-protected technology from CardioSert Ltd., a privately-held medical device company based in Israel. The acquisition is expected to close within 90 days, at which time, with the addition of CadioSerts’ issued U.S. patent and three patent applications pending worldwide, Microbot would have a patent portfolio of 25 issued/allowed patents and 15 patent applications pending worldwide.

“CardioSert’s technology brings novel and unique capabilities, such as steering and adjustable stiffness, to guidewires which are being used in almost every surgical space today – cardiovascular, peripheral intervention, neurosurgery and urology, just to name a few,” commented Harel Gadot, Chief Executive Officer, President and Chairman. “The integration of CardioSert’s technology with Microbot’s existing robotic capabilities is yet another milestone in achieving our vision to develop micro-robotic medical technologies, utilizing the natural and artificial lumens in the human body, such as blood vessels and shunts. This exciting transaction is also consistent with our strategy to acquire assets that expand and enhance our intellectual property portfolio, strengthen our differentiation and barriers of entry and allow us to enter adjacent medical spaces and applications. We remain focused on the flawless execution of our strategy and we will continue our innovation quest to improve patient outcomes and enhance shareholders’ value.”

The CardioSert technology was originally developed to support interventional cardiologists in crossing the most complex lesions called chronic total occlusion (CTO) during percutaneous coronary intervention (PCI) procedures, but Microbot believes the technology has the potential to be used in other spaces and applications, such as peripheral intervention, neurosurgery and urology. CardioSert was part of a technological incubator supported by the Israel Innovation Authorities (formerly known as the Office of the Chief Scientist, or OCS), and its device has successfully completed pre-clinical testing.

Under the terms of the transaction and following the closing, CardioSert will transfer ownership of its innovative technology (including R&D information, technical know-how and intellectual property) to the Company in exchange for 100,000 restricted shares of Microbot’s common stock, cash payments totaling $300,000 (including $50,000 paid at signing), the potential for future milestone payments based on development progress and regulatory approvals, as well as royalties from future sales related to the technology.

About Microbot Medical, Inc.

Microbot was founded in 2010, which commenced operations in 2011, and became a NASDAQ listed company on November 28, 2016. The Company specializes in transformational micro-robotic medical technologies leveraging the natural and artificial lumens within the human body. Microbot’s current platforms, ViRob and TipCAT, are comprised of two highly advanced micro-robotic technologies, from which the Company is currently developing its first two product candidates: the Self Cleaning Shunt, or SCS, for the treatment of hydrocephalus and Normal Pressure Hydrocephalus, or NPH; and a self-propelling, semi-disposable endoscope that is being developed initially for use in colonoscopy procedures. Further information about Microbot Medical is available at http://www.microbotmedical.com.

The ViRob technology is a revolutionary autonomous crawling micro-robot which can be controlled remotely or within the body. Its miniature dimensions allow it to navigate and crawl in different spaces within the human body, including blood vessels, the digestive tract and the respiratory system. Its unique structure gives it the ability to move in tight spaces and curved passages as well as the ability to remain within the human body for prolonged time. To learn more about ViRob please visit http://www.microbotmedical.com/technology/virob/.

TipCAT is a transformational self-propelled, flexible, and semi-disposable endoscope providing see & treat capabilities within tubular lumens in the human body such as the colon, blood vessels, and the urinary tract. Its locomotion mechanism is perfectly suitable to navigate and crawl through natural & artificial tubular lumens, applying the minimal necessary pressure to achieve the adequate friction required for gentle, fast, and safe advancement within the human body. To learn more about TipCAT visit http://www.microbotmedical.com/technology/tipcat/.

Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, the outcome of its further evaluation of the CardioSert technology, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Microbot Medical Inc. particularly those mentioned in the cautionary statements found in Microbot Medical Inc.’s filings with the Securities and Exchange Commission. Microbot Medical disclaims any intent or obligation to update these forward-looking statements.

Investor Contacts:

Analysts and Institutional Investors

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

646-445-4800

Individual Investors

Jeremy Roe

Integra Consulting Group llc

jeremy@integracg.net

(925) 262-8305